Exhibit 1

Westpac GROUP

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

9 MARCH 2021

GROUP GENERAL COUNSEL TO STEP DOWN

Westpac today announced Group General Counsel & Enterprise Executive, Rebecca Lim, has decided to step down from her current role and will move to a part-time advisory role with Westpac, after almost 20 years with the Group and 10 years in her current role.

Ms Lim will continue in her current capacity until a replacement has been appointed, to ensure a smooth transition.

Westpac Group CEO, Peter King, thanked Ms Lim for her contribution to the company.

“Rebecca has made a significant contribution to Westpac across various senior roles.

“For the past decade as General Counsel, Rebecca has played a pivotal role in navigating the company through various legal and regulatory challenges, including BBSW, responsible lending, the Royal Commission and AUSTRAC.

“Importantly, she has been an invaluable member of our Executive Team and I have greatly benefited from her counsel and support.”

A global search is underway for Ms Lim’s replacement.

For further information:

Stephanie Arena
Senior Manager Media Relations
0466 451 995

Andrew Bowden
Head of Investor Relations
0438 284 863

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141